Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

January 27, 2011

CFO Commentary on Fourth Quarter and Fiscal 2010 Financial Results; and Preliminary 2011 Outlook

Financial Information

Please reference accompanying financial information in the corresponding 2010 fourth quarter earnings press release dated January 27, 2011 at http://investor.columbia.com/results.cfm

Summary

We achieved record fourth quarter net sales of $457.3 million, an increase of 28 percent, compared to fourth quarter 2009, with changes in foreign currency exchange rates contributing less than one percentage point of that growth. Fourth quarter 2010 net income increased $3.1 million, or 13 percent, to $26.2 million, or $0.77 per diluted share, compared to net income of $23.1 million, or $0.68 per diluted share, for the fourth quarter of 2009.

FY2010 net sales increased 19 percent to a record $1.484 billion, compared to $1.244 billion for FY2009, with changes in foreign currency exchange rates contributing one percentage point of that growth. FY2010 net income increased 15 percent to $77.0 million, or $2.26 per diluted share, compared to $67.0 million, or $1.97 per diluted share, in FY2009.

Fourth Quarter Financial Results

(All comparisons below are between fourth quarter 2010 and fourth quarter 2009, unless otherwise noted.)

Net Sales

•	Net sales increased 28 percent to $457.3 million, with changes in currency exchange rates contributing less than one percent of that growth.

•	Double-digit growth was achieved in every product category, every region and in each of our three major brands.

•	Stronger than expected sales in the company’s global direct-to-consumer channels contributed over 40 percent of the net sales growth in the quarter.

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The growth primarily reflected the previously announced increase in Fall 2010 advance orders, combined with a timing shift of shipments of Fall 2010 advance orders into the fourth quarter due to delayed production, as well as earlier shipment of Spring 2011 season advance orders to international distributors and U.S. wholesale customers, made possible by more timely Spring 2011 production.

Columbia Brand

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Columbia brand net sales increased $66.4 million, or 22 percent, to $365.0 million, with a significant portion of the growth coming from the company’s direct-to-consumer channel. Changes in currency exchange rates had no material effect.

•	Omni-Heat products produced superior sell-through in every channel in key markets globally.

•	The Columbia brand experienced strong double-digit net sales growth in every product category and geographic region.

Sorel Brand

•	Sorel brand net sales increased $21.5 million, or 74 percent, to $50.5 million, including a 4 percentage point negative effect from changes in currency exchange rates.

•	The increase primarily reflected a strong increase in Fall 2010 advance orders, reorders and direct-to-consumer sales.

•	Growth was split equally between North America (U.S. & Canada) and the EMEA region.

•	The fourth quarter comparison was impacted by a timing shift of shipments of Fall 2010 advance orders into the fourth quarter due to delayed production.

Mountain Hardwear Brand

•	Mountain Hardwear brand net sales increased $10.9 million, or 38 percent, to $39.8 million, including a 1 percentage point benefit from changes in currency exchange rates.

•	Mountain Hardwear’s growth came from all product categories and was concentrated in the U.S. and LAAP regions.

•	The fourth quarter comparison was impacted by a timing shift of shipments of Fall 2010 advance orders into the fourth quarter due to delayed production.

Regions

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U.S. net sales increased $43.0 million, or 20 percent, to $258.5 million, driven primarily by growth in direct-to-consumer and wholesale net sales of the Columbia, Sorel and Mountain Hardwear brands. U.S. direct-to-consumer net sales increased 48 percent, driven by both brick and mortar and ecommerce growth, and 4 more U.S.-based retail stores compared with the same period last year (49 vs. 45 stores). U.S. wholesale net sales contributed a 10 percent increase.

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Net sales in our Europe, Middle-East & Africa (EMEA) region increased $24.4 million, or 53 percent, to $70.6 million, primarily reflecting increased advance Fall 2010 orders, and included a nine percentage point negative effect from changes in currency exchange rates. The EMEA regional net sales comparison was impacted by a timing shift of shipments of Fall 2010 advance orders into the fourth quarter due to delayed production, and also benefited from earlier shipments of Spring 2011 advance orders made possible by more timely production. Net sales in our EMEA direct business registered a 33 percent increase, including a 12 percentage point negative effect from unfavorable changes in currency exchange rates. Net sales to EMEA distributors more than doubled during the quarter.

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Net sales in our Latin America & Asia Pacific (LAAP) region increased $23.6 million, or 32 percent, to $96.5 million, including a 5 percentage point benefit from changes in currency exchange rates. Net sales through our Korean subsidiary increased 51 percent, including a 5 percentage point benefit from changes in currency exchange rates. This growth was driven primarily by strong sell-through of Columbia brand products through its network of retail stores. Net sales to our LAAP distributors grew 50 percent, primarily reflecting increased advance orders for Spring 2011, and the benefit of earlier shipments of these advance orders made possible by more timely production. Japan net sales showed a 13 percent increase, primarily concentrated in Columbia-branded apparel, aided by an 8 percentage point benefit from changes in currency exchange rates.

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Net sales in Canada increased 34 percent to $31.7 million, including a six percentage point benefit from changes in currency exchange rates. The increase reflected increased advance Fall 2010 orders and the effect of shipping a greater proportion of Fall 2010 advance orders during the fourth quarter of 2010 due to delayed production.

Product Categories

•	Sportswear net sales increased $26.3 million, or 28 percent, on growth in the Columbia brand in the U.S., LAAP and EMEA regions.

•	Outerwear net sales increased $34.4 million, or 20 percent, on increased U.S. and LAAP Columbia-branded net sales.

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Footwear net sales increased $31.7 million, or 45 percent, on increased Sorel-branded net sales in the EMEA, U.S. and Canada regions, and increased Columbia-branded net sales in the U.S., EMEA and LAAP regions.

•	Accessories & Equipment net sales increased $6.6 million, or 29 percent, on increased net sales of the Columbia and Mountain Hardwear brands in the U.S.

Gross Margin

Fourth quarter 2010 gross margins decreased 40 basis points, to 41.7 percent, primarily due to incremental costs to expedite production and delivery of fall orders and a higher volume of close-out product sales, partially offset by increased direct-to-consumer sales at higher gross margins and by favorable foreign currency hedge rates.

Selling, General and Administrative (SG&A) Expense

SG&A expense increased 24 percent to $157.0 million, representing 34.3 percent of net sales, compared to 35.2 percent for last year’s fourth quarter. The increase of $30.7 million was a result of:

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increased global personnel costs resulting from the internalization of our North American and European sales force, additional personnel to support our growth initiatives, reinstatement of personnel and benefit programs that were curtailed or postponed in 2009, and higher incentive compensation,

•	incremental costs to support expanded direct-to-consumer businesses in North America and Europe,

•	expenses associated with various IT initiatives, including increased costs associated with our multi-year global ERP implementation, and

•	increased advertising expense.

Operating Income

Operating income was $37.0 million, or 8.1 percent of net sales, compared to operating income of $27.5 million, or 7.7 percent of net sales in 2009.

Income Tax Expense and Net Income

Income tax expense was $11.3 million, equating to a 30 percent tax rate compared to a 17 percent tax rate for the fourth quarter of 2009. The fourth quarter 2009 tax rate benefited from foreign tax credits and the resolution of some uncertain tax positions.

Net income increased 13 percent to $26.2 million, or $0.77 per diluted share, compared with net income of $23.1 million, or $0.68 per diluted share in 2009.

Dividends

During the fourth quarter, Columbia’s board of directors approved an 11 percent increase in the quarterly dividend to $0.20 per share, paid November 24, 2010 to shareholders of record on November 10, 2010. In addition, the board approved a special cash dividend of $1.50 per share paid December 6, 2010 to shareholders of record on November 22, 2010.

At its regular board meeting on January 21, 2011, the board approved a first quarter dividend of $0.20 per share, payable March 3, 2011 to shareholders of record on February 17, 2011.

FY2010 Financial Results

(All comparisons are between fiscal 2010 and fiscal 2009, unless otherwise noted)

Net sales grew $239.5 million, or 19 percent, to a record $1.484 billion, including a 1 percentage point benefit from changes in currency exchange rates. Double-digit sales growth was recorded in every region and product category, and in each of the company’s three major brands.

Gross margins expanded 30 basis points to 42.4 percent due to a higher volume of direct-to-consumer sales, improved gross margins on close-out product sales and favorable foreign currency hedge rates, largely offset by increased costs to expedite production and delivery of Fall ’10 orders to wholesale customers.

SG&A expenses increased $89.4 million, or 20 percent, to $534.1 million, representing 36.0 percent of sales compared to 35.7 percent in 2009. The increased operating expenses were a result of the same factors noted above in the fourth quarter analysis. Advertising expense was approximately 5.2 percent of sales in both years.

Operating income increased $15.6 million, or 18 percent, to $103.3 million, or 7.0 percent of sales, compared to $87.8 million, or 7.1 percent of sales in 2009.

The full year 2010 income tax rate was 27 percent compared to 25 percent in 2009.

Net income increased 15 percent to $77.0 million, or $2.26 per diluted share, compared to $67.0 million, or $1.97 per diluted share in 2009.

Balance Sheet

The balance sheet remains very strong with cash and short-term investments totaling $303.1 million compared to $409.4 million at the same time last year.

Consolidated accounts receivable at December 31, 2010 increased 33 percent, to $300.2 million, compared to $226.5 million one year ago, which is in line with the 28 percent increase in fourth quarter net sales, and the increase in close-out product sales and shipment of Spring 2011 advance orders toward the end of the quarter.

Consolidated inventories at December 31, 2010 totaled $314.3 million, an increase of $92.1 million, or 41 percent, from one year ago. The increase is the result of the following factors, which we anticipated and discussed in last quarter’s commentary:

•	a larger volume of excess Fall inventory designated for sale primarily through our own retail outlet stores,

•	earlier receipt of Spring 2011 inventory compared to Spring 2010,

•	increased replenishment inventory, and

•	incremental inventory to support increased direct-to-consumer sales.

FY2010 Cash Flow

Net cash provided by operations in FY2010 was $23.5 million, compared to $214.4 million in FY2009. The variance reflected double-digit sales growth and the resulting increased investments in working capital.

Capital expenditures totaled $29.8 million compared to $40.9 million in FY2009.

During 2010, the company paid cash dividends totaling $75.4 million and repurchased a total of approximately 293,000 shares of common stock for a total of $13.8 million. There were no repurchases during the fourth quarter. Through December 31, 2010, the company has repurchased a total of approximately 9.2 million shares at an aggregate purchase price of $421.2 million since the inception of the stock repurchase program in 2004 and approximately $78.8 million remains under the current repurchase authorization. The repurchase program does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Preliminary 2011 Outlook

Based on early indications from customers, our outlook anticipates achieving operating margin leverage in fiscal 2011 compared with fiscal 2010 through a combination of a low double-digit percent increase in net sales, a slight expansion of gross margins and a slight reduction in SG&A expenses as a percentage of net sales.

Our annual net sales are weighted more heavily toward the fall/winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year. This seasonality is expected to result in operating margin deleverage during the first half of 2011, more than offset by operating margin leverage in the second half of 2011.

This preliminary fiscal 2011 outlook does not imply a change in our outlook policy, rather, we are providing this preliminary full year outlook due to our expectations for a pronounced increase in the seasonality of our profitability as the business adjusts to growth and related cost structure changes.

We are currently early in the process of taking advance orders globally from wholesale customers for the Fall 2011 season and, therefore, this preliminary fiscal 2011 outlook is subject to a higher degree of uncertainty than subsequent quarterly updates to our outlook following completion of the Fall order-taking process.

Our expectation for a low double-digit percent increase in FY2011 net sales is based primarily on:

•	the 12 percent increase in our Spring 2011 wholesale backlog previously announced,

•	anticipated growth in our Fall 2011 wholesale backlog to be announced in April, and

•	anticipated increased direct-to-consumer sales.

We expect our ability to achieve a slight expansion of gross margins in FY2011 to be determined primarily by the net effect of the following factors over the course of the entire year:

•	reduced costs to expedite production and delivery of Fall shipments to wholesale customers, and

•	a slightly higher proportion of direct-to-consumer sales at higher gross margins, largely offset by

•	the potential impact of higher manufacturing input costs.

We expect our ability to achieve a slight reduction in SG&A as a percentage of net sales in FY2011 to be driven by projected net sales growth, diligent cost management, and the net effect of the following factors over the course of the entire year:

•	anticipated reduced expenses as a percentage of net sales due to the internalization of our North American and European sales organizations during 2009 and 2010, largely offset by

•	timing and magnitude of actual 2010 investments and anticipated 2011 investments in additional personnel to support our growth, and,

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timing and magnitude of anticipated increased expenses associated with various information technology and business process initiatives across the organization, including costs to support the early phases of a multi-year ERP implementation.

Looking specifically at first quarter 2011, we expect a mid- to high single-digit increase in net sales compared with first quarter 2010, reflecting the increase in Spring 2011 backlog and increased direct-to-consumer sales, partially offset by lower sales volumes of close-out products and the effect of the timing shift of shipments of U.S. wholesale and international distributors’ Spring 2011 orders into the fourth quarter of 2010.

We expect first quarter 2011 operating margin to approximate first quarter 2010 operating margin of 4.2 percent, with a 175 basis point expansion of gross margins and increased licensing income offset by up to 250 basis points of SG&A expense expansion as a percentage of sales. The anticipated gross margin expansion is primarily driven by a lower proportion of close-out sales, a higher proportion of direct-to-consumer sales and favorable foreign currency hedge rates. Anticipated first quarter SG&A expansion is affected by the same factors described above as contributing to the anticipated increase in full year SG&A.

We are currently planning the first quarter income tax rate at 35 percent and the full year income tax rate at approximately 29 percent.

All projections related to anticipated future results are forward-looking in nature and are based on existing and anticipated backlog and forecasts, which may change, perhaps significantly.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A expenses, licensing income, product innovations, and planned investments in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this commentary, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this commentary include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure and business process initiatives; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this commentary to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

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